EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 17, 2007, relating to the consolidated financial statements of Intrepid Technology and Resources, Inc. included in the Annual Report on Form 10-KSB for the year ended June 30, 2007.

JONES SIMKINS, P.C.

Logan, Utah

March 20, 2008